Exhibit 99.2
For more information contact:
Bruce A. Kay
804-747-0136

FOR IMMEDIATE RELEASE

MARKEL ANNOUNCES PRICING TERMS OF NOTES TENDER OFFER

Richmond, VA, April 12, 2016 —

Markel Corporation (NYSE:MKL) announced today the pricing terms of its previously announced cash tender offer (the “Tender Offer”) for up to $250 million combined aggregate principal amount of its 7.350% Senior Notes due 2034 (the “2034 Notes”) and its 7.125% Senior Notes due 2019 (the “2019 Notes” and, collectively with the 2034 Notes, the “Notes”). The Tender Offer is being made upon, and is subject to the terms and conditions set forth in the Offer to Purchase, dated March 29, 2016, and the related Letter of Transmittal (as they may be amended or supplemented, the “Tender Offer Documents”).
In accordance with the terms of the Tender Offer, the withdrawal deadline was 5 p.m., New York City time, on April 11, 2016. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by Markel).
The Total Consideration (as defined in the Tender Offer Documents) for each series of Notes is based on the applicable reference yield plus a fixed spread, in each case as set forth in the table below, and is payable to holders of the Notes who validly tendered and did not validly withdraw their Notes on or before 5 p.m., New York City time, on April 11, 2016 (the “Early Tender Date”) and whose Notes are accepted for purchase by Markel. The reference yields listed in the table were determined at 2 p.m., New York City time, on April 12, 2016 by the joint lead dealer managers for the Tender Offer (identified below). The Total Consideration for each series of Notes includes an early tender premium of $30 per $1,000 principal amount of Notes validly tendered and not validly withdrawn by such holders and accepted for purchase by Markel (the “Early Tender Premium”).

Title of Security	CUSIP Nos.	Acceptance Priority Level	Reference U.S. Treasury Security	U.S. Treasury Reference Yield	Fixed Spread (basis points)	Total Consideration(1)(2)
7.35% Senior Notes due 2034	570535 AG9	1	3.00% U.S. Treasury due 11/15/2045	2.596%	190	$1,353.82
7.125% Senior Notes due 2019	570535 AH7	2	1.00% U.S. Treasury due 03/15/2019	0.872%	135	$1,162.58
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(1)	Per $1,000 principal amount of Notes that are tendered and accepted for purchase.

(2)	The Total Consideration includes the Early Tender Premium of $30 per $1,000 principal amount of Notes.
Subject to the terms and conditions of the Tender Offer, Markel expects that it will accept for purchase all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date. The early settlement date for the Notes accepted for purchase by Markel in connection with the Early Tender Date currently is expected to be on April 13, 2016.
The Tender Offer is scheduled to expire at midnight, New York City time, at the end of April 25, 2016 (the “Expiration Date”). Holders who have not already tendered their Notes may continue to do so at any time prior to the Expiration Date, but to the extent those Notes are validly tendered and accepted for purchase, the holders will be entitled to receive only the Tender Consideration, which is equal to the Total Consideration less the Early Tender Premium. The final settlement date for all Notes tendered following the Early Tender Date but on or prior to the Expiration Date and accepted for purchase by Markel currently is expected to be on April 26, 2016 (the “Final Settlement Date”). The amounts of each series of Notes that are purchased on the Final Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the Tender Offer Documents.
In addition to the Tender Offer Consideration or the Total Consideration, as applicable, all holders of Notes accepted for purchase will also receive accrued and unpaid interest, rounded to the nearest cent, on such $1,000 principal amount of Notes from the last applicable interest payment date up to, but not including, the applicable settlement date.

Markel has retained Citigroup Global Markets Inc. and Wells Fargo Securities, LLC as the Joint Lead Dealer Managers. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the Tender Offer, please contact: Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4760 (collect). Requests for documents and questions regarding the tendering of securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 924-2200 (for all others toll-free) or +001 (212) 430-3774 (international), by email at contact@gbsc-usa.com or to the Joint Lead Dealer Managers at their respective telephone numbers. These documents regarding the tendering of securities are also available at http://www.gbsc-usa.com/Markel/.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Markel Corporation

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Note on Forward-Looking Statements
Certain statements in this press release, including those describing the completion of the Tender Offer, constitute forward-looking statements. These statements are not historical facts but instead represent only Markel’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Markel’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout Markel’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
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